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DRAFT FOR DISCUSSION

17 June 2013

PROJECT PRISM

EMPLOYEE COMMUNICATION

To all employees:

I am delighted to share the news with you today that Datawatch Corporation, the leading global provider of information optimization solutions, has agreed to acquire Panopticon Software AB, a privately held Swedish company specializing in the delivery of real-time data visualization solutions, in what we view as a truly transformative event for our company.

Under terms of the definitive agreement - unanimously approved by the Boards of Directors of both companies - Datawatch will acquire all outstanding shares of Panopticon in an all-stock transaction. Based upon the closing price of Datawatch common stock as of June 14, 2013, the deal is valued at approximately $31.4 million. Completion of the transaction is subject to the approval of the Datawatch stockholders, which is expected to occur during its fiscal fourth quarter ending September 30, 2013.

With the Panopticon acquisition, Datawatch extends its market-leading Information Optimization platform to deliver real-time analytics and discovery against a limitless variety of data types by leveraging Panopticon’s powerful exploratory visualizations and ability to ingest streaming data from machines, sensors, enterprise message buses and high-performance analytic databases.

The addition of Panopticon’s real-time data visualization software to Datawatch’s information optimization portfolio means that Datawatch becomes the only true provider in the analytics market that can access all the data throughout an enterprise – structured, semi-structured and unstructured – and deliver it in real-time to end users by means of rich visualizations.

The combined platform delivers analytics and insight across the entire spectrum of data sources, from traditional structured relational databases, to reports, PDF files, EDI streams, print spools and documents stored in enterprise content management systems, to the new mix of unstructured data such as machine data, social media, and information trapped in unconventional formats.

Panopticon is a particularly good fit for “Big Data” environments where visual data discovery capabilities allow people to use their intuition to find meaningful – and actionable – information in all the data available to them, including semi-structured and unstructured sources, real-time streaming feeds as well as message buses and CEP engines.

This acquisition will immediately benefit both organizations’ customers, partners and prospects by allowing them to accelerate the development and deployment of solutions that depend upon exploiting the wide variety of data formats and sources present in every organization. We expect to be jointly selling our solution immediately.

As you know, Datawatch’s growth strategy is based in large part upon a robust partner ecosystem and a growing solution portfolio targeted to real customer needs. Panopticon has more than 30 partner and alliance relationships, including key reselling arrangements with Thomson Reuters, SAP and StreamBase, they also have a rich portfolio of solutions availavle. With the addition of

Panopticon’s unparalleled visualization technology, we accelerate our time to market in both of these key areas.

Panopticon’s customers span all vertical industries and include some of the largest multinational companies in the world, including Bank of America, Citigroup, Credit Suisse, HSBC, Amgen, Novartis, Pfizer, Vodafone, Cable & Wireless, Shell and BAE. In addition, Panopticon enjoys strong partnerships and alliances with many influential global organizations, including Thomson Reuters, SAP, Deloitte, Accenture and QlikTech. Panopticon was recently named a “Cool Vendor” in the Cool Vendors for In-Memory Computing 2013 report by Gartner, Inc.

Panopticon has about 25 employees, with two primary offices, and currently, we anticipate that most of the employees will be joining Datawatch. We’ll share more information on those specifics as we work through the details of acquisition.

Datawatch will be holding a special shareholders meeting to approve the issuance of stock associated with this transaction. We will keep you apprised of developments over the next few months as we work diligently to bring this exciting transaction to a close, and move forward as one entity. We very much appreciate your support and dedication in this process.

Sincerely

Michael A. Morrison

President & CEO

Datawatch

17 June 2013

PANOPTICON/DATAWATCH

MESSAGING AND POSITIONING

Datawatch Corporation, the leading global provider of information optimization solutions, has agreed to acquire Panopticon Software AB, a privately held Swedish company specializing in the delivery of real-time visual discovery solutions. This acquisition extends and accelerates Datawatch’s strategic plans in three areas:

1.	Technology
2.	Solutions
3.	Partnerships

To fully understand the value of this acquisition we will review each of these areas in more detail.

TECHNOLOGY

Datawatch has transformed itself over the past two years to become a leader in providing Information Optimization solutions that deliver the greatest data variety to applications of all types across the enterprise, including business intelligence solutions, personal data discovery applications, Big Data initiatives, and business process improvement. Datawatch allows organizations to incorporate data sources that extend beyond structured relational database, such as PDF files, print spools, text, HTML, EDI stream and log files through a visual modeling paradigm that is unique in the industry. With the addition of Panopticon, Datawatch extends its industry leading Information Optimization capabilities to provide stronger support for Big Data initiatives, analytic applications, and machine data analysis in three significant ways:

1.	Addition of High Velocity Real-Time Data Access
2.	Delivery of Interactive Analytic Visualization
3.	Increased Data Variety from additional sources

Velocity

Data is flowing into organizations at an unheard-of speed, from a variety of dynamic sources like ticker feeds, social media, sensors, CEP engines, message busses and other real-time data sources. To fully exploit the use of this data to analyze and optimize business performance, it must be ingested at a velocity that offers a real-time perspective of what’s happening across your organization. With the acquisition of Panopticon, Datawatch is now able to deliver the high velocity data ingestion required for applications such as trading analysis, risk management, event discovery, machine data monitoring and a host of other real-time Big Data applications. This real-time capability, married with access to the greatest variety of point-in-time data sources in the industry will offer Datawatch customers a platform to incorporate virtually any data source, at the speed of business, into any application.

Visualization

As organizations strive to exploit more real-time sources of data to understand and manage their operations, a different paradigm is required to visually consume and interrogate this information. With the acquisition of Panopticon, Datawatch is now able to deliver this type of highly interactive visualization environment. Through the combination of highly interactive graphics and visual discovery techniques, Panopticon allows Big Data sources like SAP Hana to be presented and interrogated in a manner that empowers any user to glean valuable insights from vast amounts of real-time data. This functionality, which has been endorsed as the real-time option for partners like Qliktech, provides Datawatch customers the ability to build a new class of application that will allow them to move beyond simple dashboards to applications that allow them to interact with virtually any type of data in real-time.

Variety

Datawatch has always focused on providing its users the ability to extract value from data sources that are exist outside of traditional structured data sources. This includes unstructured and semi-structured sources such as PDFs, text, print spools, EDI streams, XBRL, log files and information stored in content management systems. Panopticon extends this portfolio of data source through its ability to access specialized sources like CEP engines, specialized health care formats and a host of others. As IT organizations look to put more holistic Big Data infrastructures and logical data warehouses into production the ability to extract value from more varieties of data sources will be critical. By adding Panopticon’s additional sources to Datawatch’s already extensive portfolio of sources, Datawatch will be able to support a broader spectrum of data types across virtually any application.

To summarize, the addition of Panopticon’s high velocity, real-time visual discovery software to Datawatch’s Information Optimization platform means that Datawatch becomes the only true provider in the Big Data analytics market that provides access to the widest variety of data sources throughout an enterprise – structured, semi-structured or unstructured – and is capable of delivering information to users in real-time by means of a rich interactive visual discovery paradigm.

SOLUTIONS

One of Datawatch’s strategic growth initiatives is the development of solution blueprints and accelerators that allow customers, prospects and partners to more rapidly envision and deploy applications targeted at specific industry vertical or operationally horizontal areas of their businesses. Through the acquisition of Panopticon, Datawatch greatly enhances this initiative in two ways by:

1.	Enhancing its ability to develop more robust solutions through the enhancements to the Datawatch Information Optimization platform outlined in the technology section of this document
2.	Inheriting an extensive set of solutions already available from Panopticon.

Both of these benefits allow Datawatch to provide customers a greater variety of solution options and offer the combined Datawatch/Panopticon partner ecosystem a stronger, more functional platform to develop their own solutions on in the future.

PARTNERSHIPS

Partnerships represent a key growth accelerator for Datawatch as it looks to the future. Panopticon brings a set of high value partnerships to Datawatch through this acquisition. These partnerships include strategic partnerships with companies like SAP, where Panopticon is the preferred visual discovery technology for SAP Hana, as well as partnership with other BI vendors like Qliktech where Panopticon is the real-time visual discovery option for their customers. In addition to the existing partnerships delivered as part of this acquisition, the addition of Panopticon’s technology also strengthens Datawatch’s ability to attract and enable partners in the consulting and reseller arena. With a higher value product portfolio, partners are more likely to join Datawatch and build businesses based on the extended functionality available from the combined solution. Finally, as Big Data vendors and solutions providers look to offer more interactive visual discovery solutions, the combined Datawatch/Panopticon technology stack should emerge as a key part of their solutions, allowing Datawatch to attract high value partnerships in this hyper-growth market.

SUMMARY

The acquisition of Panopticon by Datawatch represents an inflection point in both Datawatch as an organization and the Big Data analytics market as a whole. With this unique technology combination, organizations will be able to develop applications that use virtually any source of data, delivered at the speed of thought, in a visual paradigm that allows for mass consumption and interactive data discovery. This, coupled with the advancement in Datawatch’s ability to deliver solutions that demonstrate the power of this technology and the immediate increase in strategic partnerships and partnership opportunities makes this acquisition a significant event for Datawatch and the industry.

ABOUT DATAWATCH

Datawatch Corporation (NASDAQCM: DWCH) is a leader in providing information optimization products and solutions that allow organizations to deliver the greatest data variety possible into their big data and analytic applications. Datawatch provides organizations the ability to integrate structured, unstructured, and semi-structured sources like reports, PDF files, and EDI streams into these applications to provide a 360 degree perspective of the issues and opportunities that exist in their businesses. More than 40,000 organizations worldwide use Datawatch products and services, including 99 of the Fortune 100, and businesses of every type can benefit from the power and flexibility of industry leading Datawatch solutions. Datawatch is headquartered in Chelmsford, Massachusetts with offices in London, Munich, Singapore, Sydney and Manila, and with partners and customers in more than 100 countries worldwide. For more information, visit www.datawatch.com.

ABOUT PANOPTICON

Panopticon pioneered interactive, real-time visual data discovery to speed up business processes, reduce operational and investment risks, detect anomalies and identify opportunities for growth,

and has developed customer-ready solution assets focused on large, specific needs, including credit risk in financial services, network monitoring in telecommunications and grid utilization in energy.

Panopticon has more than 30 partner and alliance relationships, including key reselling arrangements with Thomson Reuters, SAP and StreamBase. The synergies between Panopticon and our partner’s businesses are compelling today and even more so moving ahead as our industry grows.

Panopticon’s customers span all vertical industries and include some of the largest multinational companies in the world, including Bank of America, Citigroup, Credit Suisse, HSBC, Amgen, Novartis, Pfizer, Vodafone, Cable & Wireless, Shell and BAE. In addition, Panopticon enjoys strong partnerships and alliances with many influential global organizations, including Thomson Reuters, SAP, Deloitte, Accenture and QlikTech. Panopticon was recently named a “Cool Vendor” in the Cool Vendors for In-Memory Computing 2013 report by Gartner, Inc.

17 June 2013

Panopticon Acquisition

Q&A

Financial

Q. Who owns Panopticon?

A. The company is privately held, but its investors include a number of European investment groups and funds, as well as a few individuals.

Q. I know Panopticon is privately held, but can you give us a range of its total revenue and profitability last year?

A. Panopticon’s revenue was approximately $5 million USD in FY2012, as computed pursuant to Swedish GAAP. Its bookings were more than $7 million USD. Panopticon’s revenue grew over 100% in FY2012 over FY2011.

Q. I know you said the deal is accretive in FY14, and you’re anticipating it will be completed in time to be reflected in Datawatch’s fourth quarter 2013 results, but can you give us a sense of what this means to Datawatch’s growth for fiscal 2014 and beyond?

A. We don’t give guidance as you know, but we do see this as transformative and truly taking us to a new level in the playing field. Once we have completed the transaction, we’ll look to share more insights on our financial goals and objectives for fiscal 2014, but I don’t want to get ahead of ourselves just yet. But let me be very clear: this is a game-changer and we intend to take full advantage of it in the market.

Q. More immediately, what does the combination with Panopticon do to Datawatch’s pipeline?

A. It clearly strengthens it, but given where we are in the quarter, and until the deal is completed, we’re not going to provide any metrics on it. Let’s say however that we are very, very excited about working together, and we believe our all customers and prospects will see the immediate benefits we bring.

Q. Why did you elect to do a stock deal versus cash?

A. Panopticon’s owners see the value in the combined entity and want to participate in the future growth in the combined entity.

Q. Does the stock purchase agreement carry any requirements for Panopticon’s shareholders in terms of holding periods for Datawatch stock?

A. There is a 6 month lock up period on the stock that will be given to Panopticon’s shareholders.

Q. What percentage of Datawatch stock will Panopticon’s shareholders own following the transaction?

A. 23.6%

Q. Was this a competitive bidding situation?

A. We don’t plan to comment on the acquisition process.

Q. Panopticon’s partners and customers lists look impressive. What percentage of their revenues is international versus in the U.S.?

A. Approximately 60% of Panopticon’s revenue is generated in the U.S.

Q. How did this deal come about? Have you known each other through business?

A. Datawatch has a strategic plan for our growth in the market and evolving our Information Optimization platform. We continually are monitoring the market for strategic moves that can advance that agenda and have known Panopticon for many years. They are clearly the leading provider of real-time visual discovery solutions.

Q. Are there any ‘outs’ as you move forward in trying to complete the deal?

A. Just usual terms and conditions.

Q. Are there any unusual applications of Swedish law here since they are based there?

A. Nothing unusual.

Operational

Q. Will the two platforms be integrated immediately or will it take some time to roll together?

A. The technologies will not be immediately integrated, but they will be immediately able to support applications developed in either product stack to extend the value for existing customers from both companies. There is a complete integration plan that is already being planned and implemented and will be delivered as rapidly as possible, without compromising the value of either product set.

Q. Is there overlap in your partner ecosystems currently?

A. Very little, which is why this is such an accretive move for both parties in terms of partnerships. One of the partners we share is Qliktech, where Panopticon is delivering real-time visualization to their dashboards and Datawatch is delivering unstructured and semi-structured data sources. This is a great example of how the BI landscape is changing and why technologies like these are important to more traditional vendors like Qliktech. There are others, like SAP, where Panopticon has been the standard for Hana visual discovery and where we have had some preliminary discussions related to adding data variety to Hana.

Q. Do you have current customers in common?

A. Given the size of our customer base, absolutely. Actually we are in the process of reaching out to these customers to identify the synergies we might achieve at these organizations.

Q. Do you sell in to different customers within a given company? Will this help in your effort to upsell your existing customers?

A. Obviously it varies customer to customer, but both of our technologies have been widely adopted by business users. We certainly believe that the combination of these two products offers us an opportunity to expand our footprint in our customers and develop a “land and expand” strategy as we look to the future.

Q. What’s been the initial response from customers?

A. We have met with several directly and have reached out to many others, and I believe it is safe to say they’re thrilled as well and see the benefits and opportunities we bring together.

Q. Will all employees of Panopticon join Datawatch?

A. For the most part, yes, and the senior managing director is taking a leadership role here.

Q. What role will Tony Evans, who just joined Panopticon from SAP, have in the new company?

A. He will continue in his current role responsible for all Panopticon sales.

Q. How many offices does Panopticon have and will any of those merge with Datawatch offices?

A. Panopticon has offices in Stockholm, London and New York City. We expect to retain all of these offices.

Q. Do you anticipate launching a combined platform at some point in the future – how long will it take?

A. We obviously have looked at the technology in detail and anticipate publishing a joint product roadmap once the transaction is completed. We are briefing analysts and getting their input and will certainly look to deliver the optimum solution for our customers.

Q. How quickly can you begin joint sales efforts?

A. With the synergy that exists between the technologies we believe this can start immediately.

Q. Do you have any specific marketing plans related to this acquisition?

A. We do not comment on specific programs, but we do plan to provide Panopticon’s products to our 40,000 customers on a trial basis.

Q. Was Datawatch working on any similar initiative internally that now will be folded into the integrated platform?

A. We don’t comment on internal R&D efforts. But let’s be clear: we see Panopticon’s market position as extremely attractive especially when combined with the power of our information optimization platform.

Q. Have you been in any customer situations recently where the customer would have chosen Datawatch had you had this functionality?

A. No but it might have provided us with an opportunity to bring a more comprehensive solution to a bigger part of the company, and that’s really the goal here: to be our customers’ leading provider.

Q. How does this change the competitive landscape for Datawatch?

A. We are still going to focus on our core value, which is delivering the greatest data variety to analytical application in the market, but with the added ability to deliver this data in powerful visualization and with a real time perspective where needed. Thanks to this combination, we believe that we will find ourselves in competition with companies like Tableau and Splunk more frequently. But make no mistake about it: with our combined value proposition we will be in a much stronger position to take advantage of these opportunities.

Q. How big is Panopticon’s sales force? Do they use the same model/approach that you do, and are all of them planning to join your team?

A. Panopticon’s sales force consists of 5 direct sales reps and 6 supporting technical resources. However it is important to note that a large percentage of their business is delivered through partnerships that these teams have fostered and are supporting.

Q. Will there be any changes to how Panopticon’s platform is sold or priced as a result of the acquisition?

A. It’s premature to comment on that level of detail until we complete the acquisition.

Q. Do you anticipate that the sales teams will be merged immediately and that everyone will sell the entire product portfolio?

A. It is still very early and the final decision will be made as we finalize the transaction.